Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

RJO Global Trust
sponsored by
RJO Fund Management, LLC	Account Statement

	For Month Ended
	January 31, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(A Units)	(A Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$(577,467)	$(577,467)
Change in Unrealized Income (Loss)	(153,688)	(153,688)
Foreign Currency Transaction Income (Loss)	7,678	7,678

Net Trading Income (Loss)	(723,477)	(723,477)

Other Income
Interest Income	740	740

Total Income (Loss)	740	740

Expenses
Advisory Incentive Fees	-	-
Management Fees	80,664	80,664
Organization and Offering Expenses	-	-
Administrative Expenses	98,315	98,315
Brokerage Expenses	194,100	194,100

Total Expenses	373,079	373,079

Net Income (Loss)	$(1,095,816)	$(1,095,816)

Statement of Changes in Net Asset Value

Beginning Balance	57,912,179	57,912,179
Additions	78,900	78,900
Net Income (Loss)	(1,095,816)	(1,095,816)
Transfers from Class A to Class B	(12,106)	(12,106)
Redemptions	(952,136)	(952,136)

Balance at January 31, 2010	$55,931,021	$55,931,021
Total Units Held at End of the Period		554,332
Net Asset Value Per Unit		$100.90
Rate of Return	-1.89%	-1.89%

To the best of my knowledge and belief, the information contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER April 30, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza • Suite 900 • Chicago, IL 60606 • Toll Free: (888) 292-9399

RJO Global Trust
sponsored by
RJO Fund Management, LLC	Account Statement

	For Month Ended
	January 31, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(B Units)	(B Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$(9,899)	$(9,899)
Change in Unrealized Income (Loss)	(2,635)	(2,635)
Foreign Currency Transaction Income (Loss)	132	132

Net Trading Income (Loss)	(12,402)	(12,402)

Other Income
Interest Income	13	13

Total Income (Loss)	13	13

Expenses
Advisory Incentive Fees	-	-
Management Fees	1,383	1,383
Organization and Offering Expenses	-	-
Administrative Expenses	1,685	1,685
Brokerage Expenses	1,695	1,695

Total Expenses	4,763	4,763

Net Income (Loss)	$(17,152)	$(17,152)

Statement of Changes in Net Asset Value

Beginning Balance	981,767	981,767
Additions	-	-
Net Income (Loss)	(17,152)	(17,152)
Transfers from Class A to Class B	12,106	12,106
Redemptions	(90,374)	(90,374)

Balance at January 31, 2010	$886,347	$886,347
Total Units Held at End of the Period		8,597
Net Asset Value Per Unit		$103.10
Rate of Return	-1.73%	-1.73%

To the best of my knowledge and belief, the information contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER April 30, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza  •  Suite 900  •  Chicago, IL 60606  •  Toll Free: (888) 292-9399